Exhibit 99.1

FOR RELEASE, Wednesday, September 22, 2021	For Further Information:
1:10 p.m. Pacific Time	Jill Peters, Investor Relations Contact
(310) 893-7456 or jpeters@kbhome.com
Cara Kane, Media Contact
(321) 299-6844 or ckane@kbhome.com

KB HOME REPORTS 2021 THIRD QUARTER RESULTS
Revenues Totaled $1.47 Billion, Up 47%; Diluted Earnings Per Share Grew 93% to $1.60
Operating Income Margin Improved 270 Basis Points to 11.6%; Gross Margin Expanded to 21.5%
Net Order Value Up 22% to $2.01 Billion; Ending Backlog Value Increased 89% to $4.84 Billion
Repurchased 4.7 Million Shares, or 5.1% of its Outstanding Shares, for $188.2 Million

LOS ANGELES (September 22, 2021) — KB Home (NYSE: KBH) today reported results for its third quarter ended August 31, 2021.
“We produced significant year-over-year growth in a number of key metrics during the third quarter, highlighted by our operating income margin increasing to 12.1%, excluding inventory-related charges. We continue to effectively balance pace, price and starts, with a focus on optimizing our assets while growing our scale and expanding our gross margin,” said Jeffrey Mezger, Chairman, President and Chief Executive Officer. “While our third quarter deliveries were impacted by the ongoing industry-wide supply chain issues and labor shortages that have extended build times, we are working through solutions to mitigate the issues and stabilize our construction times.”
“As we approach the end of our 2021 fiscal year, we expect that our increased scale at a higher profitability level will generate a return on equity of approximately 20% for the year. Looking ahead to 2022, we anticipate another year of profitable growth. With a sizable increase in our backlog value and projected increases in community count and margins, we expect a meaningful expansion of our return on equity that will be further enhanced by the $188 million we returned to stockholders through recent share repurchases.”
Three Months Ended August 31, 2021 (comparisons on a year-over-year basis)
•Revenues grew 47% to $1.47 billion, their highest third-quarter level in 14 years.
•Homes delivered increased 35% to 3,425.
•Average selling price rose 11% to $426,800.
•Homebuilding operating income grew 91% to $169.9 million. The homebuilding operating income margin expanded 270 basis points to 11.6%. Excluding inventory-related charges of $6.7 million in the current quarter and $6.9 million in the year-earlier quarter, this metric improved to 12.1% from 9.6%.
◦The housing gross profit margin expanded 160 basis points to 21.5%. Excluding inventory-related charges, the housing gross profit margin improved to 22.0% from 20.6%.
▪The housing gross profit margin improvement mainly reflected a favorable pricing environment due to strong demand and the limited supply of available homes for sale, and lower relative amortization of previously capitalized interest.

▪Adjusted housing gross profit margin, a metric that excludes inventory-related charges and the amortization of previously capitalized interest, increased to 24.5% from 23.7%.
◦Selling, general and administrative expenses as a percentage of housing revenues improved to 9.9% from 11.0%, primarily reflecting increased operating leverage due to higher revenues, partly offset by higher costs associated with certain performance-based employee compensation plans, as well as expenses to support current and expected growth.
•Total pretax income grew 72% to $174.2 million, inclusive of a $5.1 million loss on early extinguishment of debt, as previously reported, which is described further below. As a percentage of revenues, pretax income increased 180 basis points to 11.9%.
•The Company’s income tax expense and effective tax rate were $24.1 million and approximately 14%, respectively, compared to income tax expense of $22.9 million and an effective tax rate of approximately 23%. The lower effective tax rate primarily reflected an increase in federal energy tax credits the Company earned from building energy efficient homes.
•Net income of $150.1 million and diluted earnings per share of $1.60 increased 91% and 93%, respectively.
Nine Months Ended August 31, 2021 (comparisons on a year-over-year basis)
•Homes delivered increased 26% to 9,793.
•Average selling price rose to $412,000, up 8%.
•Revenues of $4.05 billion were up 35%.
•Pretax income grew 98% to $471.4 million.
•Net income increased 105% to $390.5 million and diluted earnings per share rose 103% to $4.11.
Backlog and Net Orders (comparisons on a year-over-year basis)
•Ending backlog value expanded 89% to $4.84 billion, the Company’s highest third-quarter level since 2006, driven by strong increases in each of the Company’s four regions, ranging from 70% in the West Coast to 140% in the Southeast. Ending backlog grew 58% to 10,694 homes.
•Net order value increased by $365.4 million, or 22%, to $2.01 billion, reflecting a 26% increase in the overall average selling price of net orders to $491,800, partly offset by a 3% decrease in net orders to 4,085. While net orders per community remained strong, the Company’s total net orders decreased due to a lower average community count in the current period.
◦The cancellation rate as a percentage of gross orders for the quarter improved to 9% from 17%.
•Reflecting strong housing demand, average monthly net orders per community increased to 6.6 from 5.9, even as the Company strategically paced lot releases to enhance margins and align with current production capacity.
•The Company’s average community count decreased 14% to 205, and its ending community count declined 9% to 210. On a sequential basis, the Company’s average community count held steady, and its ending community count increased 5%.
Balance Sheet as of August 31, 2021 (comparisons to November 30, 2020)
•The Company’s cash and cash equivalents totaled $350.1 million, compared to $681.2 million, mainly reflecting substantial investments in land and land development through the first nine months of 2021, as well as the early redemption of debt and share repurchases in the current quarter. Partly offsetting these outflows were cash generated from operations and proceeds from the current-quarter issuance of senior notes.
◦The Company had total liquidity of $1.14 billion, including cash and cash equivalents and $791.4 million of available capacity under its unsecured revolving credit facility.
•Inventories increased 19% to $4.66 billion.
◦Investments in land acquisition and development for the nine months ended August 31, 2021 rose 83% to $1.91 billion, compared to $1.04 billion for the year-earlier period.
◦The Company’s lots owned or under contract increased to 80,964, up 21% from November 30, 2020 and 34% year over year.
▪Of the Company’s total lots, approximately 58% were owned and 42% were under contract.
▪The Company’s 46,755 owned lots represented a supply of approximately 3.7 years, based on homes delivered in the trailing 12 months.
•Notes payable increased by $116.3 million to $1.86 billion.
◦On June 9, 2021, the Company completed the issuance of $390.0 million in aggregate principal amount of 4.00% senior notes due 2031, and used a portion of the net proceeds to purchase, pursuant to a tender offer that expired the previous day, $269.8 million in aggregate principal amount of its outstanding $450.0 million of 7.00% senior notes due December 15, 2021. The Company recognized a $5.1 million loss on this early redemption of debt.
◦The Company’s debt to capital ratio of 39.6% was unchanged, despite the higher debt level and the share repurchases undertaken during the quarter, as described below. On a year-over-year basis, this ratio improved 90 basis points.
◦On September 15, 2021, the Company redeemed the remaining $180.2 million in aggregate principal amount of the 7.00% senior notes at par value.
▪Including this redemption, the Company has reduced its debt balance by $63.7 million since November 30, 2020. On a pro forma basis, assuming this redemption occurred during the 2021 third quarter, the Company’s ratio of debt to capital would have been 37.2% as of August 31, 2021.
•The Company repurchased approximately 4.7 million shares, or 5.1%, of its outstanding common stock during the 2021 third quarter at a total cost of $188.2 million.
Conference Call
The conference call to discuss the Company’s 2021 third quarter earnings will be broadcast live TODAY at 2:00 p.m. Pacific Time, 5:00 p.m. Eastern Time. To listen, please go to the Investor Relations section of the Company’s website at kbhome.com.
About KB Home
KB Home is one of the largest and most recognized homebuilders in the United States and has built over 650,000 quality homes in our more than 60-year history. Today, KB Home operates in 45 markets from coast to coast. What sets KB Home apart is the exceptional personalization we offer our homebuyers—from those buying their first home to experienced buyers—allowing them to make their home uniquely their own, at a price that fits their budget. As the leader in energy-efficient homebuilding, KB Home was the first builder to make every home it builds ENERGY STAR® certified, a standard of energy performance achieved by fewer than 10% of new homes in America, and has built more ENERGY STAR certified homes than any other builder. An energy-efficient KB home helps lower the cost of ownership and is designed to be healthier, more comfortable and better for the environment than new homes without certification. We build strong, personal relationships with our customers so they have a real partner in the homebuying process. As a result, we have the distinction of being the #1 customer-ranked national homebuilder in third-party buyer satisfaction surveys. Learn more about how we build homes built on relationships by visiting kbhome.com.
Forward-Looking and Cautionary Statements
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to the following: general economic, employment and business conditions; population growth, household formations and demographic trends; conditions in the capital, credit and financial markets; our ability to access external financing sources and raise capital through the issuance of common stock, debt or other securities, and/or project financing, on favorable terms; the execution of any securities repurchases pursuant to our board of directors’ authorization; material and trade costs and availability, including lumber and other building materials and appliances; consumer and producer price inflation; changes in interest rates; our debt level, including our ratio of debt to capital, and our ability to adjust our debt level and maturity schedule; our compliance with the terms of our revolving credit facility; volatility in the market price of our common stock; home selling prices, including our homes’ selling prices, increasing at a faster rate than consumer incomes; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition from other sellers of new and resale homes; weather events, significant natural disasters and other climate and environmental factors; any failure of lawmakers to agree on a budget or appropriation legislation to fund the federal government’s operations, and financial markets’ and businesses’ reactions to any such failure; government actions, policies, programs and regulations directed at or affecting the housing market (including the Coronavirus Aid, Relief, and Economic Security Act, relief provisions for outstanding mortgage loans and any extensions or broadening thereof, the tax benefits associated with purchasing and owning a home, and the standards, fees and size limits applicable to the purchase or insuring of mortgage loans by government-sponsored enterprises and government agencies), the homebuilding industry, or construction activities; changes in existing tax laws or enacted corporate income tax rates, including those resulting from regulatory guidance and interpretations issued with respect thereto; changes in U.S. trade policies, including the imposition of tariffs and duties on homebuilding materials and products, and related trade disputes with and retaliatory measures taken by other countries; the adoption of new or amended financial accounting standards and the guidance and/or interpretations with respect thereto; the availability and cost of land in desirable areas and our ability to timely develop acquired land parcels and open new home communities; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred; costs and/or charges arising from regulatory compliance requirements or from legal, arbitral or regulatory proceedings, investigations, claims or settlements, including unfavorable outcomes in any such matters resulting in actual or potential monetary damage awards, penalties, fines or other direct or indirect payments, or injunctions, consent decrees or other voluntary or involuntary restrictions or adjustments to our business operations or practices that are beyond our current expectations and/or accruals; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned strategies and initiatives related to our product, geographic and market positioning, gaining share and scale in our served markets and in entering into new markets; our operational and investment concentration in markets in California; consumer interest in our new home communities and products, particularly from first-time homebuyers and higher-income consumers; our ability to generate orders and convert our backlog of orders to home deliveries and revenues, particularly in key markets in California; our ability to successfully implement our business strategies and achieve any associated financial and operational targets and objectives, including those discussed in this release or in any of our other public filings, presentations or disclosures; income tax expense volatility associated with stock-based compensation; the ability of our homebuyers to obtain residential mortgage loans and mortgage banking services; the performance of mortgage lenders to our homebuyers; the performance of KBHS, our mortgage banking joint venture with Stearns Ventures, LLC; information technology failures and data security breaches; an epidemic or pandemic (such as the outbreak and worldwide spread of COVID-19), and the control response measures that international, federal, state and local governments, agencies, law enforcement and/or health authorities implement to address it, which may (as with COVID-19) precipitate or exacerbate one or more of the above-mentioned and/or other risks, and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period; widespread protests and civil unrest, whether due to political events, efforts to institute law enforcement and other social and political reforms, or otherwise, and the impacts of implementing or failing to implement any such reforms; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.
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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months and Nine Months Ended August 31, 2021 and 2020
(In Thousands, Except Per Share Amounts - Unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2021	2020	2021	2020
Total revenues	$1,467,102	$999,013	$4,049,732	$2,988,918
Homebuilding:
Revenues	$1,461,896	$995,148	$4,035,939	$2,977,810
Costs and expenses	(1,291,967)	(906,205)	(3,589,014)	(2,777,083)
Operating income	169,929	88,943	446,925	200,727
Interest income	144	786	1,038	2,163
Equity in income (loss) of unconsolidated joint ventures	(182)	1,922	(5)	11,981
Loss on early extinguishment of debt	(5,075)	—	(5,075)	—
Homebuilding pretax income	164,816	91,651	442,883	214,871
Financial services:
Revenues	5,206	3,865	13,793	11,108
Expenses	(1,234)	(1,056)	(3,687)	(2,901)
Equity in income of unconsolidated joint ventures	5,409	6,855	18,423	14,874
Financial services pretax income	9,381	9,664	28,529	23,081
Total pretax income	174,197	101,315	471,412	237,952
Income tax expense	(24,100)	(22,900)	(80,900)	(47,800)
Net income	$150,097	$78,415	$390,512	$190,152
Earnings per share:
Basic	$1.66	$.86	$4.26	$2.09
Diluted	$1.60	$.83	$4.11	$2.02
Weighted average shares outstanding:
Basic	90,076	90,535	91,290	90,292
Diluted	93,264	94,105	94,512	93,788

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands - Unaudited)

	August 31, 2021	November 30, 2020
Assets
Homebuilding:
Cash and cash equivalents	$350,141	$681,190
Receivables	295,092	272,659
Inventories	4,655,875	3,897,482
Investments in unconsolidated joint ventures	39,484	46,785
Property and equipment, net	72,470	65,547
Deferred tax assets, net	194,845	231,067
Other assets	111,022	125,510
	5,718,929	5,320,240
Financial services	37,418	36,202
Total assets	$5,756,347	$5,356,442

Liabilities and stockholders’ equity
Homebuilding:
Accounts payable	$340,540	$273,368
Accrued expenses and other liabilities	708,265	667,501
Notes payable	1,863,501	1,747,175
	2,912,306	2,688,044
Financial services	2,308	2,629
Stockholders’ equity	2,841,733	2,665,769
Total liabilities and stockholders’ equity	$5,756,347	$5,356,442

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months and Nine Months Ended August 31, 2021 and 2020
(In Thousands, Except Average Selling Price - Unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2021	2020	2021	2020
Homebuilding revenues:
Housing	$1,461,648	$979,113	$4,035,033	$2,960,901
Land	248	16,035	906	16,909
Total	$1,461,896	$995,148	$4,035,939	$2,977,810

Homebuilding costs and expenses:
Construction and land costs
Housing	$1,147,448	$784,427	$3,176,643	$2,414,059
Land	194	14,068	926	14,942
Subtotal	1,147,642	798,495	3,177,569	2,429,001
Selling, general and administrative expenses	144,325	107,710	411,445	348,082
Total	$1,291,967	$906,205	$3,589,014	$2,777,083

Interest expense:
Interest incurred	$29,605	$31,054	$91,807	$93,071
Interest capitalized	(29,605)	(31,054)	(91,807)	(93,071)
Total	$—	$—	$—	$—

Other information:
Amortization of previously capitalized interest	$37,544	$30,628	$109,794	$93,949
Depreciation and amortization	7,707	7,701	23,499	23,445

Average selling price:
West Coast	$641,100	$605,400	$616,700	$596,200
Southwest	375,300	330,700	363,000	321,700
Central	327,500	310,000	317,500	300,100
Southeast	302,700	286,500	295,600	290,500
Total	$426,800	$384,700	$412,000	$379,800

KB HOME SUPPLEMENTAL INFORMATION For the Three Months and Nine Months Ended August 31, 2021 and 2020 (Dollars in Thousands - Unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2021	2020	2021	2020
Homes delivered:
West Coast	1,035	626	2,925	2,005
Southwest	626	628	1,875	1,783
Central	1,174	958	3,417	2,881
Southeast	590	333	1,576	1,127
Total	3,425	2,545	9,793	7,796

Net orders:
West Coast	1,078	1,329	3,538	2,863
Southwest	818	857	2,609	1,927
Central	1,382	1,469	4,272	3,405
Southeast	807	559	2,258	1,272
Total	4,085	4,214	12,677	9,467

Net order value:
West Coast	$785,430	$761,742	$2,502,397	$1,685,094
Southwest	350,806	285,917	1,059,425	642,601
Central	575,737	438,697	1,592,424	1,024,623
Southeast	297,219	157,404	760,851	362,540
Total	$2,009,192	$1,643,760	$5,915,097	$3,714,858

	August 31, 2021		August 31, 2020
	Homes	Value	Homes	Value
Backlog data:
West Coast	2,637	$1,851,237	1,901	$1,088,096
Southwest	2,255	902,451	1,382	458,681
Central	3,892	1,440,443	2,512	750,831
Southeast	1,910	648,336	954	270,056
Total	10,694	$4,842,467	6,749	$2,567,664

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages - Unaudited)
This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s adjusted housing gross profit margin, which is not calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes this non-GAAP financial measure is relevant and useful to investors in understanding its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because it is not calculated in accordance with GAAP, this non-GAAP financial measure may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to operating performance and/or financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the most directly comparable GAAP financial measure in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Adjusted Housing Gross Profit Margin
The following table reconciles the Company’s housing gross profit margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s adjusted housing gross profit margin:

	Three Months Ended August 31,		Nine Months Ended August 31,
	2021	2020	2021	2020
Housing revenues	$1,461,648	$979,113	$4,035,033	$2,960,901
Housing construction and land costs	(1,147,448)	(784,427)	(3,176,643)	(2,414,059)
Housing gross profits	314,200	194,686	858,390	546,842
Add: Inventory-related charges (a)	6,701	6,888	11,222	16,939
Housing gross profits excluding inventory-related charges	320,901	201,574	869,612	563,781
Add: Amortization of previously capitalized interest (b)	37,544	30,186	109,640	93,507
Adjusted housing gross profits	$358,445	$231,760	$979,252	$657,288
Housing gross profit margin	21.5%	19.9%	21.3%	18.5%
Housing gross profit margin excluding inventory-related charges	22.0%	20.6%	21.6%	19.0%
Adjusted housing gross profit margin	24.5%	23.7%	24.3%	22.2%
(a)    Represents inventory impairment and land option contract abandonment charges associated with housing operations.
(b)    Represents the amortization of previously capitalized interest associated with housing operations.
Adjusted housing gross profit margin is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs excluding (1) housing inventory impairment and land option contract abandonment charges (as applicable) recorded during a given period and (2) amortization of previously capitalized interest associated with housing operations, by housing revenues. The most directly comparable GAAP financial measure is housing gross profit margin. The Company believes adjusted housing gross profit margin is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profits the Company generated specifically on the homes delivered during a given period. This non-GAAP financial measure isolates the impact that housing inventory impairment and land option contract abandonment charges, and the amortization of previously capitalized interest associated with housing operations, have on housing gross profit margins, and allows investors to make comparisons with the Company’s competitors that adjust housing gross profit margins in a similar manner. The Company also believes investors will find adjusted housing gross profit margin relevant and useful because it represents a profitability measure that may be compared to a prior period without regard to variability of housing inventory impairment and land option contract abandonment charges, and amortization of previously capitalized interest associated with housing operations. This financial measure assists management in making strategic decisions regarding community location and product mix, product pricing and construction pace.